C E R T I F I E D P U B L I C A C C O U N T A N T S

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation on Form 8-K of our report dated March 23, 2006, relating to the financial statements of Sieger Engineering, Inc., as of and for the years ended December 31, 2005, 2004 and 2003.

San Francisco, California
September 8, 2006

A member of
Moores Rowland International
an association of independent
accounting firms throughout
the world